CITIZENS FUNDS

Important Proxy

         News

PLEASE VOTE TODAY!

Dear Shareholder:

Recently, we distributed proxy materials regarding the Special Meeting of Shareholders of the Citizens Funds. This meeting, originally scheduled for February 13, 2008 at 10:00 am Eastern Time has been adjourned with respect to one or more proposals to March 4, 2008 at the office of the funds in Portsmouth, N.H. To date, our records indicate that we have not received your voting instructions. We are still accepting proxies to increase shareholder participation.

After careful consideration, the Board of Trustees of the Trust recommends that shareholders of the Fund vote “FOR” the proposal. Your vote is important no matter how many shares you own. We urge you to act promptly in order to allow us to obtain a sufficient number of votes and avoid the cost of additional solicitation.

For your convenience, please utilize any of the following methods to submit your proxy:

1. By Phone.

Please call Computershare Fund Services toll-free at 866-438-3201. Representatives are available to take your vote Monday through Friday between the hours of 9:00 a.m. and 11:00 p.m. and Saturday from 12:00 p.m. to 6:00 p.m. Eastern time. Please have your proxy card available.

2. By Internet.

Visit https://vote.proxy-direct.com and follow the simple on-screen instructions.

3. By Touch-Tone Phone.

Dial the toll-free number on your proxy card 866-241-6192 and follow the simple instructions.

4. By Mail.

Simply return your executed proxy card in the envelope provided. However, please try to utilize one of the three options above to register your vote, so it may be received in time for the meeting.

WE NEED YOUR HELP. PLEASE VOTE TODAY!

CF-ADJ_REG-18353